Exhibit 10.62


                              CONTRACT OF SALE

      THIS CONTRACT OF SALE ("Agreement") made as of this 20th day of April, 1999 between LEVITZ FURNITURE CORPORATION, a Florida corporation, and the various subsidiaries set forth on Exhibit 1 (hereinafter, collectively "Seller") and KLAFF REALTY, LP, a Delaware limited partnership ("Klaff"), LUBERT-ADLER CAPITAL REAL ESTATE FUND II, L.P. ("LA1"), a Delaware limited partnership, LUBERT-ADLER REAL ESTATE FUND II, L.P. ("LA2"), a Delaware limited partnership and LUBERT-ADLER PARALLEL FUND II, L.P. ("LA3"), a Delaware limited partnership (Klaff, LA1, LA2 and LA3 are hereinafter, collectively "Purchaser").


                             W I T N E S S E T H:

      WHEREAS:

      1. The Seller filed for protection from its creditors under Chapter 11 of the Bankruptcy Code (as defined below) on September 5, 1997. The Seller's Chapter 11 case is currently pending before the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") in In re Levitz Furniture Incorporated et al, a Delaware corporation, Case No. 97-1842 (the "Bankruptcy Cases").

      2. Seller represents it owns (a) fee simple title to those certain parcels of real estate (hereinafter collectively referred to as the "Fee Parcels" and individually as a "Fee Parcel") located and described as set forth in Exhibit 2; and (b) the tenant's entire right, title and interest in and to certain leases for locations described in Exhibit 3 (hereinafter collectively referred to as the "Leased Parcels" and individually as a "Leased Parcel"), on each of which it currently operates or formerly operated a Levitz retail store. Each of such Fee Parcels and Leased Parcels is sometimes hereinafter individually referred to as a "Parcel"; and all of same are hereinafter collectively referred to as the "Parcels."

      3. Seller wishes to sell and Purchaser wishes to purchase Seller's fee and leasehold interests in and to such Parcels.

      NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto hereby agree as follows:

      1. DEFINITIONS. For this Agreement, the following expressions shall have the meanings hereinafter set forth.

            1.1   "Auction" shall have the meaning set forth in Section 15.3
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hereof.

            1.2 "Bankruptcy Code" means Title 11 and applicable portions of Titles 18 and 28 of the United States Code, as amended from time to time.

            1.3 "Breakup Fee" means a fee of One Million Three Hundred Thousand Dollars ($1,300,000.00) payable by Seller to Purchaser under the circumstances and in the manner set forth in Section 15.4 hereof.

            1.4 "Business day" means any day that is not a Saturday, Sunday or legal holiday in the Commonwealth of Pennsylvania, State of Illinois or the State of New York.

            1.5 "Closing Date" means the date referred to in Section 9.1. "Closing" means the event whereby title to all of the Properties is actually conveyed by Seller to Purchaser in accordance with the provisions of this Agreement and the Purchase Price, as adjusted pursuant to the provisions of this Agreement, paid by Purchaser and received by Seller in accordance with Section 3.

            1.6 "Cost Reimbursement" shall mean the cost reimbursement referred to in Section 14.3 which shall, except as provided in Section 15.1, be approved by the Bankruptcy Court by entry of the Procedures Order, substantially in the form of Exhibit 4.

            1.7 "EBITDA" shall mean earnings before interest, taxes, depreciation and amortization expenses, as determined in accordance with generally accepted accounting principles consistently applied.

            1.8 "Environmental Law" means any applicable statute, regulation, rule, ordinance, code, license or order of any Governmental Authority (as such term is hereinafter defined) and all applicable judicial and administrative and regulatory decrees, judgments and orders, relating to the protection of public health, public safety or the environment, including, the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. Sections 9601 et seq., as amended by the Superfund Amendments and Reauthorization Act of 1986; the Resource Conservation and Recovery Act, 42 U.S.C. Sections 6901 et seq.; the Clean Air Act, 42 U.S.C. Section 7401 et seq.; the Federal Water Pollution Control Act, 42 U.S.C. Sections 1251 et seq.; the National Environmental Policy Act, 42 U.S.C. Sections 4321 et seq.; the Refuse Act, 33 U.S.C. Sections 401 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Sections 136 et seq.; the Emergency Planning and Community Right to Know Act, 42 U.S.C. Sections 11001 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. Section 651 et seq.; the Hazardous Materials Transportation Act, as amended by the Hazardous Materials Transportation Authorization Act of 1994, 49 U.S.C. Sections 5101 et seq.; the Toxic Substances Control Act, 15 U.S.C. Sections 2601 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. Sections 2701 et seq.; as each of these may be amended from time to time; and any state or local analogues to any of these statutes.

            1.9 "Final Order" means an order of the Bankruptcy Court which
(a) has not been reversed or stayed and as to which the time to appeal has expired and as to which no appeal or petition for review, rehearing, reconsideration or certiorari is pending; or (b) with respect to which any appeal has been finally decided and no further appeal or petition for certiorari can be taken or granted.

            1.10 "Governmental Authority": Any municipal, county, state, federal or foreign governments, agencies, departments, authorities, both public and quasi-public, courts, boards, bureaus, commissions and officers of any of the foregoing.

            1.11 "Hazardous Substance": Any material, substance, compound, solid, liquid or gas, or any radiation, emission or release of energy in any form, whether naturally occurring, man-made or the product of any process (1) which is or may under certain conditions be toxic, harmful, hazardous or acutely hazardous to public health, public safety or the environment, (2) which is or may be defined or regulated as a "hazardous waste," "hazardous substance," "toxic substance," pollutant or contaminant under any Environmental Law, (3) the use, handling, management, release, treatment, storage, transportation or disposal of which is or may be regulated under any Environmental Law or (4) the removal, remediation or abatement of which is required under any Environmental Law. Hazardous Substances include asbestos, polychlorinated biphenyls, mercury, lead, petroleum and petroleum products and derivatives, urea formaldehyde foam insulation and radon and other radioactive materials.

            1.12 "Levitz Lease" means the Unitary Lease, in form and substance attached hereto as Exhibit 5 and made a part hereof, to be entered into at Closing between Purchaser or Purchaser's Designee, as landlord, and Seller, as tenant.

            1.13 "Levitz Store" means, with respect to any Parcel, that portion thereof currently or formerly being occupied and used by Levitz as a Levitz retail store.

            1.14 "Overlease" means any lease between a fee owner (or lessee or ground lessee) as landlord and Seller as tenant, covering or with respect to any Leased Parcel. All Overleases as of the date hereof are listed on Exhibit 6.

            1.15 "Permitted Exceptions" means, with respect to each Parcel:
(a) the lien of real estate taxes not yet due and payable; and (b) all easements and other matters of record identified on Exhibit 7. Mortgages, judgments and other monetary liens (except for mortgages on the fee interest of landlords under Overleases where: (i) the lien of such mortgage is subordinate to the leasehold estate created by the Overlease; or (ii) by agreement of the mortgagee under such mortgage, the foreclosure of such mortgage shall not result in a termination of the Overlease (each, a "Permitted Mortgage")); and leases, other than the Space Leases, shall not be Permitted Exceptions.

            1.16 "Personal Property" means, with respect to each Parcel, the relevant working files (other then records of Seller's business) which are in the possession of Seller and are required for the efficient operation of the Real Estate, including sepias, drawings, surveys, plans and specifications; (unless required by law to be maintained by Seller solely in its capacity as an operator of a Levitz Store on such Parcel) all licenses, permits, certificates of occupancy (or local equivalent) in the possession of or available to Seller; the real estate records, statements, invoices (including real property tax invoice and statements); engineering reports and environmental reports; all guarantees and warranties related to all Real Estate; and all tangible personal property (other than inventory and stock in the trade) located on any Parcel and used in connection with the operation and maintenance of any Real Estate (but, for purposes of clarification, excluding any personal property used exclusively or primarily for retail operations (e.g. cash registers) or storage of furniture (e.g. furniture racking system)).

            1.17 "Procedures Order" shall mean an order of the Bankruptcy
Court: (a) approving the procedures for the Auction set forth in Section
15.3 hereof; (b) approving the Breakup Fee to Purchaser set forth in
Section 15.4 hereof; and (c) approving the Cost Reimbursement set forth in Sections 14.3 hereof, which shall, except as provided in Section 15.1, be in the form of Exhibit 4.

            1.18 "Property" means, with respect to each Parcel, collectively all of Seller's rights, title and interest in the Real Estate and all the other assets described in Section 2. "Properties" means each and every Property, collectively.

            1.19 "Purchaser Designee" means any limited partnership, limited liability company or corporation owned in whole or part, directly or indirectly, by Hersch Klaff and/or Dean
S. Adler.

            1.20 "Real Estate" means, with respect to each Parcel, Seller's entire right, title and interest in and to the land described on Exhibits 2 and 3 and all of the buildings, buildings systems, building equipment, building fixtures (including pylon structures but excluding the furniture racking system), and other real property improvements constructed thereon.

            1.21 "Sale Motion" shall mean a motion filed by Seller within the time frame required by Section 15.1 seeking approval of the matters set forth in Section 15.1 and 15.2.

            1.22 "Sale Order" shall mean an order of the Bankruptcy Court:
(a) authorizing the Seller to execute this Agreement, and approving this Agreement, the sale of the Properties to Purchaser pursuant to this Agreement, and the Levitz Lease, which shall, except as provided in Section 15.2, be in the form of Exhibit 8: or (b) if Purchaser is not the successful bidder, approving the sale of the Properties to the successful bidder, and which shall, except as provided in Section 15.2, be in the form of Exhibit 8.

            1.23 "Space Lease(s)" means all tenant ground lease(s), space lease(s), license(s), concessions or other occupancy or use agreements where Seller is the landlord, sublandlord or licensor, including all modifications, addenda and supplements thereto and guarantees thereof, applicable to any part of the Real Estate, including all Transferred Leases. However, "Space Leases" does not include license, concession or other occupancy or use agreements for departments of any Levitz Stores ("Concession Agreements") which would not in any event be binding upon or required to be recognized by Purchaser by reason of termination or closing of the Levitz Store or otherwise. All existing Space Leases and Concession Agreements as of the date hereof are listed on Exhibits 9 and 10 respectively.

            1.24 "Transferred Leases" means those Space Leases listed on
Exhibit 11.

      2.    SALE AND PURCHASE.

            2.1 Seller agrees to sell, convey, assign and transfer to Purchaser (or, at Purchaser's option, to a Purchaser Designee), and Purchaser agrees to purchase and acquire from Seller (or, with regard to any Parcel at Purchaser's option, Purchaser agrees to cause a Purchaser Designee to purchase and acquire), free and clear of all liens, claims and encumbrances other than the Permitted Exceptions:

                  (a) With regard to all Fee Parcels, all of Seller's right, title and interest in and to: (i) the Real Estate; (ii) land lying in the bed of any street, road or avenue, opened or proposed, if any, in front of or adjoining the Real Estate, strips or gores adjoining the Real Estate, if any; (iii) all appurtenances and hereditaments appertaining to the Real Estate, including without limitation any easements; (iv) all awards made or to be made to Seller for the Parcels or any part thereof by reason of a taking by eminent domain or in lieu thereof, except as otherwise set forth in the Levitz Lease; (v) except as otherwise set forth in the Levitz Lease, any unpaid award for damages to the Real Estate by reason of change of grade of any street (Seller hereby agreeing to execute and deliver to Purchaser, on the Closing Date or thereafter, all proper instruments for collection of any such award); (vi) any Personal Property, and (vii) any Transferred Leases.

                  (b) With regard to all Leased Parcels, all of Seller's right, title and interest in and to: (i) the Overleases and any appurtenances pertaining thereto, including without limitation any easements; (ii) any Personal Property; and (iii) any Transferred Leases.

            2.2 Except as otherwise provided in this Agreement, the Properties shall be conveyed to Purchaser "As Is" and "Where Is" in the same condition as it exists as of the date of this Agreement, normal wear and tear excepted, and subject to warehouse renovations, store remodelings and other work approved by Purchaser as set forth on Exhibit 12 attached hereto.

      3. PURCHASE PRICE. The "Purchase Price" for all of the Properties shall be SEVENTY MILLION ONE HUNDRED EIGHTY-EIGHT THOUSAND DOLLARS ($70,188,000.00), as adjusted pursuant to the terms of this Agreement; which shall be and be deemed allocated among the Parcels for all purposes (including without limitation payment of any and all Transfer Taxes (as hereinafter defined) and amounts of title insurance premiums) as set forth in Exhibit 13 hereto. The Purchase Price shall be payable as follows:

            3.1 The sum of Three Million Seven Hundred Thousand Dollars ($3,700,000.00) (the "Deposit") shall be payable on the next business day after the date of this Agreement by wire transfer of immediately available federal funds to First American Title Insurance Company of New York, 228 East 45th Street, New York, NY (the "Escrow Agent"), to be held by Escrow Agent in escrow for delivery at Closing or as otherwise provided herein, in one or more federally insured interest bearing escrow accounts. If Purchaser fails to deliver the Deposit within three (3) business days after the date of this Agreement, then this Agreement shall terminate and be void and no party shall have any rights or obligations pursuant hereto. All interest accruing on the Deposit shall become a part of same and shall be distributed in accordance with the terms hereof.

            3.2 The balance of the Purchase Price, as adjusted pursuant to the provisions of this Agreement, by wire transfer of immediately available federal funds to Seller's account, at Closing.

            3.3 In the event Purchaser is entitled to and does exercise the right to terminate this Agreement as hereinafter provided, or any of the conditions precedent to Closing under Section 11 are not timely satisfied and not waived by Purchaser in writing, Escrow Agent shall promptly release and deliver to Purchaser the Deposit, together with all accrued interest and all other monies paid on account of the Purchase Price.

      4.    ADJUSTMENTS AND PRORATIONS.

            4.1 As hereinafter set forth, at Closing, Purchaser as landlord and Seller as tenant shall enter into the Levitz Lease for all Parcels pursuant to which Seller as tenant will continue to be responsible for all real estate taxes, insurance, utilities, Overlease rent and all other expenses regarding each Parcel (except as expressly otherwise set forth in the Levitz Lease). In view of the foregoing, there shall be no proration at Closing of any of said items of income or expenses if and to the extent same would not be appropriate.

            4.2 Notwithstanding the foregoing, at Closing Seller shall pay (or Purchaser at its option may take a credit against the Purchase Price for) the following amounts with respect to each Parcel (or all Parcels, as the case may be):

                  (a) Rent under the Levitz Lease for the balance of the month in which Closing occurs;

                  (b) All payments required to be made to Landlord under the Levitz Lease for periods through and including the last day of the month in which Closing occurs;

                  (c) All of the following expenses paid or incurred by Purchaser in connection with the transaction contemplated hereby for all
Parcels: any and all sales, transfer, conveyance, deed, recording and/or documentary stamp taxes, fees and similar costs and charges relating to, or with respect to, the conveyance and transfer of the Properties, and the execution and/or recordation of the Levitz Lease or any sublease from a Purchaser Designee to Purchaser (hereinafter collectively referred to as "Transfer Taxes"); all title insurance premiums, fees and charges for owners or leasehold title policies in the aggregate amount of the Purchase Price, in form acceptable to Purchaser, including all title endorsements listed on Exhibit 14; all survey costs for survey preparation, update, inspection and/or recertification; and all costs of environmental and/or physical consultant and/or inspections prepared by ATC Associates, Inc. at the request of Seller; provided, however, if Purchaser is the successful bidder at the Auction and Purchaser desires that the aforesaid environmental audits be certified to Purchaser and/or Purchaser's lender, then Purchaser shall pay Seller Twenty-Eight Thousand Dollars ($28,000.00) towards the costs of such environmental audits.

            4.3 Further notwithstanding the foregoing, all rent and additional rent under the Transferred Leases shall be pro-rated and apportioned on the Closing Date, as of 11:59 P.M. of the day immediately preceding Closing, in accordance with the following provisions:

                  (a) Purchaser shall receive a credit at Closing for base or minimum rent and any monthly escalation or pass-through payments (whether collected on an estimated basis or otherwise) for taxes, CAM Charges (as hereinafter defined), etc., due under all Transferred Leases for the period from the Closing Date through and including the last day of the month in which Closing occurs. Seller may retain all base or minimum rent and such monthly escalation payments under all Transferred Leases for the month in which Closing occurs (collectively "Closing Month Rents") it may have heretofore collected or may hereafter receive; and Purchaser shall promptly pay over to Seller the entire amount of any Closing Month Rents Purchaser may hereafter receive;

                  (b) Real estate tax payments (other than those included in Closing Month Rents) due under Transferred Leases shall be prorated on a per diem basis as and when collected. Purchaser shall not be obligated to make any payment or give any credit to Seller on account of or by reason of any rental or other payments which are unpaid as of the date of Closing, but shall be required to turn over Seller's share of the same within thirty
(30) days if, as and when received by Purchaser after the Closing (subject to Section 4.4). Purchaser shall not be required to institute any action or proceeding to collect any rent delinquencies;

                  (c) Percentage rent (i.e., that portion of the rent payable to the landlord by the tenant under a Transferred Lease which is a percentage of the amount of sales or of the dollar amount of sales of such tenant), if any, payable under each Transferred Lease shall be prorated with respect to the lease year thereunder in which the Closing occurs on a per diem basis as and when collected. Any percentage rent collected by Purchaser including any percentage rent which is delinquent and pertaining to: (i) an entire lease year or accounting period of a tenant under a Transferred Lease which ends on a date prior to the date of Closing; and
(ii) that portion of a lease year or accounting period of such tenant covering a period prior to the date of Closing where such lease year or accounting period begins prior to the date of Closing and ends thereafter shall in both cases (subject to Section 4.4) be paid to Seller within thirty (30) days of receipt by Purchaser. Purchaser shall not be required to institute any action or proceeding to collect any delinquent percentage rent;

                  (d) Common area maintenance expenses and charges relating to Transferred Leases ("CAM Charges") shall be prorated. Seller shall be responsible for all CAM Charges incurred prior to Closing, and Purchaser shall be responsible for CAM Charges subsequent to Closing (subject to the relevant provisions of the Levitz Lease). All CAM Charge payments made by each tenant under its Transferred Lease for the entire lease year during which the Closing occurs, including end-of-year adjustments, if any, shall be prorated between Seller and Purchaser in the following manner: Prior to Closing, Seller shall deliver to Purchaser, with regard to each Transferred Lease where the tenant is required to pay CAM Charges under its lease, a detailed computation showing all CAM Charge expenses incurred by Seller for the period from the beginning of each such tenant's then current billing period for CAM Charges (e.g., calendar year, lease year, etc.) through the Closing Date, any CAM Charge monthly escalation or pass through payments theretofore collected by Seller (whether on an estimated basis or otherwise) relating to such tenant (hereinafter referred to as the "CAM Payments"), and a bill for the tenant's pro rata share of CAM Charges (i.e., for CAM Charges through the Closing Date net of any such CAM Payments), together with all invoices and other evidence documenting such CAM Charges in detail required by such tenant's lease. Purchaser, at its option, may either:

                        (i) elect to send any such bills to tenants promptly following Closing, in which event such tenant shall pay any amount shown due directly to Seller, and Purchaser shall have no responsibility to collect same; or

                        (ii) elect to incorporate any bills prepared by Seller into a single post-closing (as and when Purchaser deems appropriate for annual reconciliation or other billing of CAM charges for any tenant) bill for CAM Charges to such tenant, in which event such single bill, as and when paid, shall be apportioned between Seller and Purchaser based on the ratio of pre-and post-Closing CAM Charges (taking into account any CAM Payments retained by Seller at Closing); or

                        (iii) elect, post-Closing (as and when Purchaser deems appropriate for annual reconciliation or other billing of CAM Charges for any tenant) to send two bills to such tenant (i.e., one for pre-Closing CAM Charges as prepared by Seller and one for post-Closing CAM Charges), with such tenant to pay Seller directly for unpaid pre-Closing CAM Charges, if any.

      Notwithstanding Purchaser's election above set forth, any CAM Payments for any tenant shall be retained by Seller up to the amount of the pre-Closing CAM Charges payable by such tenant as evidenced by such bills and computations delivered by Seller at Closing, and any excess shall be paid or credited to Purchaser at Closing. If, based upon an annual reconciliation of CAM Charges, Purchaser determines that tenants under Transferred Leases are owed refunds with respect to the pre- Closing period, then then Seller shall pay such refund to Purchaser within thirty
(30) days after notice, and this obligation shall survive the Closing.

            4.4 In the event that there remains any unpaid base or minimum rent under any Transferred Lease for a period prior to the month of Closing, all payments of base or minimum rent received from such tenant shall be applied to sums owed Purchaser before any part thereof shall be treated as belonging to Seller. In the event that there remains any unpaid tenant receivable other than base or minimum rent (including without limitation any tax, CAM Charges, insurance or percentage rent payments) for any period prior to the Closing under any such lease, all payments received from any tenant in arrears shall be applied to any sums owed Purchaser from such tenant (whether base or minimum rent or any other amount) before any part thereof shall be treated as belonging to Seller. If at the time of Closing any tenants under any Transferred Leases owe Seller any money, Seller shall have the right, subsequent to the Closing, to collect such sums directly from the tenants including bringing lawsuits against the tenants (at Seller's sole expense) for such collection; provided, however, Seller agrees that any such legal action or collection shall not include any disturbance of the possession, use or occupancy by the tenants of this space under any Transferred Lease or any right to evict the tenants, whether pursuant to the lease provisions or otherwise, and Purchaser shall not be obligated to join in any lawsuit or in any other way to participate or cooperate with Seller in its collection attempts, unless required to by law for Seller to maintain its action, and in such event, Purchaser will (at Seller's expense) join in such a lawsuit or action only if the same does not include, require or result in disturbance of the possession, use or occupancy by any tenants, as aforesaid.

            4.5 All brokerage and leasing commissions or other compensation due or accrued prior or subsequent to the date of Closing to any broker, agent, or other person in connection with any Parcel for brokerage or other services rendered to Seller or any predecessor of Seller in connection with the management and/or leasing of the Parcel (including without limitation any that may or could be due at Closing or in the future, attributable to the execution or renewal of any Space Lease) shall be credited to Purchaser to the extent not paid by Seller prior to Closing (it being agreed that payment of all of the foregoing shall be the sole responsibility of Seller).

            4.6 All prepaid rentals, other prepaid payments, security deposits, electric, gas, sewer and water deposits deposited with Seller by tenants, (including all accrued interest on all of the foregoing, unless Seller is entitled to retain the benefit thereof) under any Transferred Leases shall all belong to Purchaser and all shall be assigned and delivered to Purchaser at the Closing. At Purchaser's option, Purchaser may take a cash credit in the amount of all security deposits and other amounts to be delivered to Purchaser at Closing pursuant to this Section 4.6, and Seller may retain same. Purchaser shall indemnify Seller against liability with respect to such security deposits to the extent of such security deposit credit.

            4.7 If, following Closing, a claim should be made by any entity, party or authority that it is entitled to receive unpaid or additional Transfer Taxes, Seller shall be responsible for and hereby agrees to pay any such claim as and when made (including any interest and/or penalties thereon or in connection therewith). Seller shall have the right to contest any such claim, provided it deposits the amount claimed in escrow with Purchaser for payment if such contest is unsuccessful. Seller shall and hereby agrees to defend, indemnify and hold Purchaser harmless from and against any claim, cost, loss or liability arising from or related to non-payment of any Transfer Taxes.

            4.8 The parties recognize that the roofs of the St. Paul, MN, Burnsville, MN and Woodbridge, NJ Levitz Stores, among others, are in need of repair, replacement and/or snow bracing, as more fully described in Exhibits 15 and 18 attached hereto (the "Roof Work"), which Roof Work must be completed by Seller at Seller's sole cost and expense. Seller shall cause the Roof Work to be performed in a good and workmanlike manner, in accordance with all applicable laws and to Purchaser's reasonable satisfaction. Any Roof Work shall be performed using such materials and techniques as will assure at least a twenty (20) year useful life for the roofs. Within sixty (60) days after Closing and every sixty (60) days thereafter until the Roof Work is fully completed, the Seller shall provide Purchaser with a written report which shall describe the Roof Work that Seller has completed since Closing or during the sixty (60) day period preceding the report. All such Roof Work shall be completed within eighteen
(18) months after Closing; provided, however if the Roof Work is not completed prior to the date of confirmation of a plan of reorganization under Chapter 11 of the Bankruptcy Code in the Bankruptcy Cases (the "Plan of Reorganization"), then the Plan of Reorganization shall expressly provide that Purchaser shall have an allowed super-priority administrative expense claim, which shall have priority over any and all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code, equal to Nine Hundred Eighty-Five Thousand Dollars ($985,000.00) less the value of all Roof Work performed and paid for by Seller to the date the Plan of Reorganization is confirmed, which amount shall be funded on the effective date of such confirmed Plan of Reorganization and placed in one or more segregated, federally insured, interest bearing escrow accounts designated by Purchaser (the "Roof Work Account") to pay for the cost of the Roof Work. Alternatively, Seller may post a letter of credit in the aforesaid amount, issued by a bank and otherwise in form and substance, acceptable to Purchaser. All interest earned on the funds in the Roof Work Account shall be added to and become a part of the Roof Work Account. Prior to the disbursement of any funds in the Roof Work Account or a draw on the letter of credit, as the case may be, Seller shall provide to Purchaser: (a) a budget for the completion of the Roof Work, setting forth in reasonable detail line items for the significant portions of the Roof Work; and (b) a copy of each executed construction contract for the Roof Work. The funds in the Roof Work Account shall be disbursed or the letter of credit may be drawn in the following manner: On or before the 15th day of each month during the course of the construction of the Roof Work, Seller shall deliver to Purchaser a statement certified by Seller setting forth the costs of Roof Work incurred by Seller for the preceding calendar month, accompanied by AIA form G702 (or such other voucher or form reasonably prescribed by Purchaser or its lender), and which shall provide for retainage of ten percent (10%) until the Roof Work is fifty percent (50%) completed, at which time the retainage shall be reduced to five percent (5%) ("Seller's Maintenance Draw"). Purchaser shall pay or cause to be disbursed Seller's Maintenance Draw within thirty (30) days thereafter. If the actual cost of performing the Roof Work is greater than the balance in the Roof Work Account or if it exceeds the amount of the letter of credit, then Seller will pay the difference on demand, and if the actual costs are less, then Purchaser will promptly refund the difference to Seller. The Roof Work is in addition to any maintenance, repairs and replacements that Seller is obligated to perform pursuant to the Levitz Lease. The provisions of this Section 4.8 shall survive the Closing.

            4.9 The parties acknowledge that Mostardi-Platt Associates, Inc has reviewed certain environmental reports prepared by ATC Associates, Inc. with respect to the Real Estate, and has issued a report (the "Environmental Report Summary") which sets forth certain environmental conditions described in Exhibit 16 (which, together with any other environmental conditions identified pursuant to clause (a) below, are hereinafter called "Environmental Conditions") and recommends that certain action be taken in response to the Environmental Conditions, including the performance of additional environmental investigation and testing. Between the date of this Agreement and the date of Closing, Seller shall, at Seller's sole cost and expense: (a) perform all additional environmental investigation and testing recommended by the Environmental Report Summary; and (b) prepare and submit to Purchaser for Purchaser's approval, an environmental remediation plan (the "Remediation Plan") which shall set forth, among other things, the scope of work, estimated cost, contractors and consultants to be engaged and time frame within which Seller will cause the Environmental Conditions to be remediated; provided, however, if Seller reasonably determines that the individual cost of remediating the Environmental Conditions at any individual Parcel of Real Estate exceeds fifty percent (50%) of the liquidation value of such Parcel as allocated in
Exhibit 13 (each, a "High Remediation Cost Property"), then Seller may elect to withdraw such High Remediation Cost Property from this transaction by providing Purchaser with written notice ("Withdrawal Notice") expressing Seller's desire to withdraw any High Remediation Cost Property, such Withdrawal Notice to be given, if at all, at least ten (10) business days prior to the date of the Auction. If Seller timely provides a Withdrawal Notice, then: (a) the Purchase Price set forth in Section 3 of this Agreement shall be reduced by the liquidation value assigned to the High Remediation Cost Property so withdrawn as set forth in Exhibit 13; provided further, however, Purchaser may negate a Withdrawal Notice relating to a High Remediation Cost Property if Purchaser agrees to limit Seller's remediation liability to fifty percent (50%) of the liquidation value of such High Remediation Cost Property as set forth in Exhibit 13. Except as provided in the prior sentence, Seller shall cause the Environmental Conditions to be remediated in a good and workmanlike manner and in accordance with all applicable laws and the Remediation Plan. Within sixty
(60) days after Closing and every sixty (60) days thereafter until the Environmental Conditions are fully remediated, the Seller shall provide Purchaser with a written report which shall describe the Environmental Conditions that Seller has remediated since Closing or during the sixty
(60) day period preceding the report. All above ground remediation shall be completed within nine (9) months after Closing, and any underground remediation shall be completed within thirty-six (36) months after Closing; provided, however, Seller need not remove as part of the remediation required by this Section (as distinguished from any remediation that Seller is obligated to perform pursuant to the Levitz Lease) any: (a) non-friable asbestos containing material in any vinyl composition floor tile; or (b) non-friable nonspray-on asbestos pipe wrap insulation. If Seller has not completed the remediation of the Environmental Conditions in accordance with the Remediation Plan prior to the date of confirmation of the Plan of Reorganization in the Bankruptcy Cases, then the Plan of Reorganization shall expressly provide that Purchaser shall have an allowed super-priority administrative expense claim, which shall have priority over any and all administrative expenses of the kind specified in Sections 503(b) or 507(b) of the Bankruptcy Code, equal to seventy-five percent (75%) of the budget for completing the Remediation Plan; provided, however, the budget amount for any given Property for purposes of calculating the super-priority claim shall not exceed the lesser of Four Hundred Thousand Dollars ($400,000.00) or fifteen percent (15%) of the liquidation value assigned to such Property in Exhibit 13; and such amount shall be funded on the effective date of any such confirmed Plan of Reorganization and placed in one or more segregated, federally insured, interest bearing escrow accounts designated by Purchaser (the "Environmental Remediation Account") to pay for the cost of remediating the Environmental Conditions. Alternatively, Seller may post a letter of credit in the aforesaid amount, issued by a bank and otherwise in form and substance, acceptable to Purchaser. All interest earned on the funds in the Environmental Remediation Account shall be added to and become a part of the Environmental Remediation Account. Prior to the disbursement of any funds in the Environmental Remediation Account or a draw on the letter of credit, as the case may be, Seller shall provide to Purchaser a copy of each executed construction contract for the remediation. The funds in the Environmental Remediation Account shall be disbursed in the following manner: (i) On or before the 15th day of each month during the course of the remediation, Seller shall deliver to Purchaser a statement certified by Seller setting forth the costs of remediation incurred by Seller for the preceding calendar month, accompanied by AIA form G702 (or such other voucher or form reasonably prescribed by Purchaser or its lender), and which shall provide for retainage of ten percent (10%) until the remediation is fifty percent (50%) completed, at which the retainage shall be reduced to five percent (5%) ("Seller's Environmental Draw"). Purchaser shall pay or cause to be disbursed Seller's Environmental Draw or the letter of credit may be drawn within thirty (30) days thereafter. If the actual cost of performing the remediation is greater than the balance in the Environmental Remediation Account or the amount of the letter of credit, as the case may be, then Seller will pay the difference on demand, and if the actual costs are less, then Purchaser will promptly refund the difference to Seller. The provisions of this Section 4.9 shall survive the Closing.

            4.10 At Closing, Purchaser shall deliver to the Escrow Agent an amount equal to One Million Dollars ($1,000,000.00), which amount is in addition to the Purchase Price and shall be held by the Escrow Agent in a federally insured interest bearing escrow account (the "Purchase Price Adjustment Account") until such funds are required to be distributed as provided in this Section 4.10 Alternatively, Purchaser may post a letter of credit in the aforesaid amount issued by a bank and otherwise in form and substance, acceptable to Seller. All interest accruing on the funds in the Purchase Price Adjustment Account shall become a part of same and shall likewise be distributed in accordance with the terms of this Section 4.10.
If: (a) the Bankruptcy Court enters an order which becomes a Final Order on or before December 31, 1999 either: (i) approving Seller's Plan of Reorganization; or (ii) converting all of the Seller's Chapter 11 Bankruptcy Cases to Bankruptcy Cases under Chapter 7 of the Bankruptcy Code; and (b) no event has occurred or failed to occur which, with the giving of notice or passage of time or both, would constitute a default under this Agreement or the Lease; then the funds in the Purchase Price Adjustment Account shall be distributed to Seller, or in the case of a letter of credit, the letter of credit may be drawn and the proceeds distributed to Seller. If the Bankruptcy Court does not enter an order which becomes a Final Order on or before December 31, 1999 consistent with either clause (a)(i) or (ii) or an event has occurred or failed to occur which, with the giving of notice or passage of time or both, constitutes a default under this Agreement or the Lease, then the funds in the Purchase Price Adjustment Account shall be distributed to Purchaser, or in the case of a letter of credit, the letter of credit shall be returned to Purchaser. The provisions of this Section 4.10 shall survive the Closing.

            4.11 Purchaser shall not employ and shall not be responsible for any charges, salaries, vacation pay or fringe benefits of employees of Seller prior to or following the Closing and none of the foregoing shall be prorated.

      5.    TITLE.

            5.1 Seller shall convey to Purchaser at Closing good, marketable, valid and insurable fee (or leasehold, as the case may be) title to each Parcel, subject only to the Space Leases and the Permitted Exceptions.

            5.2 If at Closing there shall exist on any Parcel a mortgage or other lien of a specified or readily ascertainable dollar amount on Seller's interest (other than Permitted Mortgages), Seller shall be required to remove the same by payment, by bonding, or causing the Title Company to insure over the same or otherwise.

            5.3 It shall be a condition to Purchaser's obligation to close that Purchaser shall be able to obtain at Closing (at Seller's expense as aforesaid) a title insurance policy from First American Title Insurance Company (or such other reputable and nationally known title insurance company reasonably acceptable to both parties hereto) for each Parcel, in the amount of the Purchase Price allocated thereto, subject only to the Permitted Exceptions and otherwise in form acceptable to Purchaser (including all title endorsements listed on Exhibit 14 and/or such affirmative insurance as Purchaser's mortgage lender deems appropriate in its reasonable judgment).

      6. HAZARDOUS SUBSTANCES. Seller represents and warrants (and it shall be a condition precedent to Purchaser's obligation to close) that, except as otherwise disclosed in written reports delivered to Purchaser prior to the date hereof by Seller or by Purchaser's environmental consultants as set forth in Exhibit 17, as of the date of Closing: all Real Estate is in compliance with and does not violate any provisions of any Environmental Law; and that Seller has never used the Properties for the dumping or storage of any Hazardous Substances and knows of no such use by any other party and that there does not exist on, in or under any Property any Hazardous Substances, except for Hazardous Substances existing on the Real Estate that are used in the ordinary course of business of Purchaser and are not in violation of any Environmental Law. The provisions of this
Section 6 shall survive the Closing.

      7. COVENANTS, REPRESENTATIONS AND WARRANTIES OF SELLER. In order to induce Purchaser to enter into the transaction herein set forth, Seller covenants, represents and warrants to Purchaser the following, all of which shall be required to be true and correct in all material respects on the date hereof and as of the Closing Date (except with respect to matters disclosed on Exhibit 18 attached hereto) as a condition precedent to Purchaser's obligations hereunder, and all of which shall survive the
Closing:

            7.1 Levitz Furniture Corporation: (a) is a corporation, duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction where a Parcel owned or leased by Levitz Furniture Corporation is located; and (b) subject to Bankruptcy Court approval, has the requisite corporate power and authority and the legal right to own, pledge, mortgage and operate its properties, to sell (or assign leasehold interest in) the Properties, to enter into this Agreement and to enter into the Levitz Lease. Each of the subsidiaries identified on
Exhibit 1: (i) is a corporation, duly organized, validly existing and in good standing under the laws of the State set forth in Exhibit 1 opposite such subsidiaries name, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction where any Parcel owned or leased by such subsidiary is located; and (ii) subject to Bankruptcy Court approval, has the requisite corporate power and authority and the legal right to own, pledge, mortgage and operate its properties, to sell (or assign leasehold interest in) the Properties, to enter into this Agreement and to enter into the Levitz Lease.

            7.2 The execution, delivery and performance by Seller of each of the documents consummating the herein referenced sale to which it is a party are within the corporate powers of Seller, have been duly authorized by all necessary corporate action and, on the Closing Date will have been approved by the Bankruptcy Court, and do not: (a) contravene the charter or by-laws of Seller; (b) to Seller's knowledge, violate any law (including, without limitation, the Securities Exchange Act of 1934) or regulation, or any order or decree of any court or governmental instrumentality; (c) conflict with or result in a breach of, or constitute a default under (except to the extent waived by any lender), any material indenture, loan agreement, mortgage or deed of trust or any material lease, agreement or other instrument binding on Seller or any of its properties; or (d) result in or require the creation or imposition of any lien upon any of the property of Seller (other than the Levitz Lease). This Agreement has been duly executed and delivered by Seller and each person who is a signatory to this Agreement has full power and authority to bind Seller subject to Bankruptcy Court approval.

            7.3 Seller has good, marketable and insurable fee or leasehold title to all of the Real Estate (subject only to the Permitted Exceptions) as specified on Exhibit 2 and Exhibit 3, and to Seller's knowledge, there are no monetary liens (including liens or retained security interests of conditional vendors) of any nature whatsoever on any of the Real Estate (except for Permitted Mortgages). Seller is not a party to any contract, agreement, lease or instrument, the performance of which, either unconditionally or upon the happening of an event, will result in or require the creation of a lien on any of the Properties or otherwise result in a violation of this Agreement, except as expressly permitted hereunder.

            7.4 It is Seller's intent to use the proceeds of the sale of the Properties in accordance with the provisions of the Sale Order for repayment of debt and/or general working capital purposes; and such proceeds shall not be used in any manner by Seller which will result in a breach or a default under any existing agreement between Seller and any of its creditors.

            7.5 Except as otherwise set forth herein (and subject to the entry of the Sale Order), no consent from any person or entity is required as a condition to the execution and delivery of this Agreement or the Levitz Lease, or any other document or instrument to be executed and delivered by any Seller pursuant to the terms hereof, or the performance by Seller hereunder, or under any of the other documents or instruments to be executed and delivered by any Seller hereunder.

            7.6 Except as set forth on Exhibit 18 attached hereto, Seller has filed or caused to be filed all tax returns in which the liability for taxes in the aggregate is in excess of Fifty Thousand Dollars ($50,000.00) and which to Seller's knowledge are required to be filed to date, and has paid all taxes shown to be due and payable before delinquency on said returns or on any assessments made (other than those being contested in good faith by appropriate proceedings for which adequate reserves have been provided on the books of Seller), and no tax liens have been filed and, to Seller's knowledge, no claims are being asserted by any taxing authority with respect to any taxes that would become a lien on the Properties or any portion thereof.

            7.7 Seller has been represented by counsel in connection with the negotiation and drafting of this Agreement and all related agreements, including the Levitz Lease, and Seller has undertaken its own independent investigation and review and, based upon such investigation and review, and based on Seller's current financial condition and its business plan, has determined in the exercise of its business judgment that the transactions contemplated in this Agreement (including without limitation the amount of the Purchase Price and the terms of the Levitz Lease) are fair and are in the best interests of Seller and its shareholders and creditors.

            7.8 Except as set forth on Exhibit 18 attached hereto, Seller has not received written notice from any Governmental Authority, mortgagee, tenant, insurer or other party with respect to any of the Properties: (a) that either the Properties or the use or operation of the improvements thereon is currently in violation of any zoning, environmental or other land use regulations; (b) that Seller is currently in violation or with the passage of time will be in material violation of the requirements of any ordinance, law or regulation or order of any government or any agency, body or subdivision thereof (including, without limitation, the local building department) or the requirements of any insurance carrier of Seller respecting the Properties or Board of Fire Underwriters affecting any of the Properties, or that any investigation has been commenced, or is contemplated, regarding any such possible violation; or (c) asserting that Seller is required to perform work at any Property and to Seller's knowledge no such notice has been issued.

            7.9 Except as set forth on Exhibit 19 attached hereto, there is no pending material litigation brought by or against Seller affecting any Property (including, without limitation, the Real Estate, the Overleases, and the Space Leases) or the operation of any Property. Seller has no knowledge of any other such threatened material litigation which affects any Property. The provisions of this Section shall not apply to any litigation involving personal injury or property damage that is fully covered by Seller's liability insurance (subject to any deductible).

            7.10 The Space Leases described in Exhibit 9 comprise all the Space Leases presently existing for any Property and each is in full force and effect; no Space Lease has been modified or supplemented except (if at all) as set forth on Exhibit 9; Seller has delivered to Purchaser true, correct and complete copies of each instrument constituting any Space Lease; no rent has been paid more than one month in advance by any tenant, and no tenant is entitled to any current defense, credit, allowance or offset against rental; the information set forth in Exhibit 9 is true, correct and complete. To Seller's knowledge, there is no default of either landlord or any default of tenant under any of the Space Leases, and to Seller's knowledge, no state of facts which with notice and/or the passage of time would ripen into a default. There are no persons or entities (other than Seller) entitled to possession of any Real Estate other than those listed on Exhibit 9 and or pursuant to the Concession Agreements listed in
Exhibit 10. No work or installations are required of Seller under any Space Lease, and Seller has fully completed all tenant improvements specified in any Space Lease to be the responsibility of the landlord and has paid all tenant construction allowances. There are no leasing commissions due nor will any become due in connection with any Space Lease, or the renewal thereof and no understanding or agreement exists in regard to payment of any leasing commissions or fees for future Space Leases. No Space Lease tenant is entitled to any free rent in lieu of a tenant improvement allowance or otherwise. To Seller's knowledge, Seller has no obligations with respect to contributing for or paying dues or charges to a tenant's merchant's association. Seller is the holder of the entire lessor's interest under each Space Lease and has not assigned, transferred, pledged or encumbered same.

            7.11 To Seller's knowledge, the Concession Agreements described in Exhibit 10 comprise all the Concession Agreements presently existing for any Property and each is in full force and effect; no Concession Agreement has been modified or supplemented except (if at all) as set forth on
Exhibit 10. Seller has delivered to Purchaser true, correct and complete copies of each instrument constituting any Concession Agreement, and no rent has been paid more than one month in advance by any licensee under a Concession Agreement, and, to Seller's knowledge, no licensee is entitled to any current defense, credit, allowance or offset against rental. To Seller's knowledge, the information set forth in Exhibit 10 is true, correct and complete. To Seller's knowledge, there is no default of either Seller or any default of licensee under any of the Concession Agreements, and to Seller's knowledge, no state of facts which with notice and/or the passage of time would ripen into a default.

            7.12 To Seller's knowledge, there is no default by any party under any reciprocal easement agreement, covenant or restriction, or other agreement of record affecting any Real Estate (hereinafter collectively the "Title Agreements"), and no state of facts which with notice or the passage of time would constitute such a default. In amplification of the foregoing, to Seller's knowledge, it has paid all amounts, satisfactorily performed all work, and otherwise complied with all provisions required to be paid, performed or complied with by the owner (or occupant) of all of the Real Estate under all Title Agreements. Seller has delivered or caused to be delivered to Purchaser true, correct and complete copies of each instrument constituting any Title Agreement.

            7.13 Seller will pay all general, special and betterment assessments on any Property which are due and payable (i.e., prior to delinquency) prior to the date of Closing.

            7.14 To Seller's knowledge, there are not now and will not be on the date of Closing any agreements or understandings relating to any Property which would be binding on Purchaser, except for Title Agreements, Overleases, and Space Leases. No alterations, amendments or waivers pertaining to the foregoing will be made by Seller except with Purchaser's written approval prior to the date of Closing.

            7.15 To Seller's knowledge, all permits and authorizations necessary with respect to each Property for its use, operation and occupancy are now in effect and will be in full force and effect as of the date of Closing.

            7.16 Except as set forth on Exhibit 18 hereof, to Seller's knowledge, no property other than each Parcel is included in the tax assessment of each Parcel, and there are no unpaid assessments for utility installations.

            7.17 There are no on-site employees or hired persons in connection with the management, operation or maintenance of any Property for which Purchaser will have any responsibility. Purchaser shall have no obligation, liability or responsibility with respect to charges, salaries, vacation pay, fringe benefits or like items subsequent to Closing, nor with any management or employment agreements with respect to any Property.

            7.18 Except as set forth on Exhibit 18 hereof, Seller has no knowledge of any structural defects in the improvements situated upon each Parcel, and the roofs over such improvements are free of leaks, except to the extent any such roof problem would not materially impair normal store operation.

            7.19 To Seller's knowledge, there is presently adequate parking at each Parcel to comply with the requirements of all of the Space Leases, Title Agreements and the applicable zoning laws (both individually and in the aggregate), as modified by any variances in place, for the present use of the Property.

            7.20 Except as set forth in the Leases, no tenant under a Space Lease, landlord under an Overlease, party to a Title Agreement, or other person has any option, right of first refusal, redemption right, or other right to purchase any of the Real Estate or any part thereof or interest therein. No landlord under an Overlease has any right to cancel or terminate same or increase the rent payable thereunder by reason of any of the transactions set forth in this Agreement.

            7.21 To Seller's knowledge, each Property has adequate drainage systems and easements in place so that water freely runs off it and does not pool or collect on any portion thereof in a manner that would materially impair the use and occupancy of such Property; and such run-off does not violate the rights of any owners of adjacent property.

            7.22 To Seller's knowledge, all construction and/or maintenance work required by the terms of any Overlease, Space Lease, or Title Agreement, or by any building, zoning or other law, ordinance or regulation affecting any Property, including without limitation any roadway and utility line construction on the Properties and/or adjacent property, has been completed and there are and will be no charges, liens or assessments against any Property or Purchaser for any of same.

            7.23 Seller knows of no pending or threatened eminent domain proceedings against or affecting any Property.

            7.24 The Overleases described in Exhibit 6 comprise all the Overleases presently existing for any of the Real Estate and each is in full force and effect; no Overlease has been modified or supplemented, except (if at all) as set forth on Exhibit 6; Seller has delivered to Purchaser true, correct and complete copies of each instrument constituting any Overlease; no rent has been paid more than one (1) month in advance by Seller, and all rent and/or additional rent due to date under any Overlease has been paid; the information set forth in Exhibit 6 is true, correct and complete. To Seller's knowledge, there is no default of either the landlord or any material default of Seller under any of the Overleases, and to Seller's knowledge, no state of facts exists which with notice and/or the passage of time would ripen into a material default other than as stated in the Sale Order. No work or installations are required of Seller except as specified (if at all) in the Overleases, and in any case Seller has fully completed all improvements specified in any Overlease to be the responsibility of the tenant. There are no leasing commissions due nor will any become due by Seller in connection with any Overlease. To Seller's knowledge, Seller has no obligations with respect to contributing for or paying dues or charges to a tenant's merchant's association. Seller has not assigned, hypothecated, encumbered or conveyed its interest under the Overleases.

            7.25 Following the execution of this Agreement and prior to the Closing Date, except as set forth on Exhibit 12 hereof, Seller shall maintain, repair, replace and operate the Properties in the same manner as Seller is presently operating and maintaining the Properties, including, without limitation, the provision of security to the Properties. Following the date of execution and delivery of this Agreement, Seller shall not sell, assign, lease or create any right, title or interest in the Properties, or any part thereof, or create, or permit to exist, any lien or encumbrance thereon, without the prior consent of Purchaser, which consent may be withheld in Purchaser's sole discretion. Seller shall operate and maintain the Properties in compliance with all applicable laws, ordinances, codes, statutes and regulations shall not delay or defer any repair or maintenance item, and shall pay all bills and obligations arising from any Property as payment becomes due. Seller shall not make any alterations to or upon any Property, other than alterations required in connection with Seller's repair maintenance and replacement obligations hereunder, except with purchaser's prior written consent, which consent may be withheld in Purchaser's sole discretion. Seller shall not make or permit any change, amendment, cancellation, termination or extension to any Overlease, Space Lease, Title Agreements, Permitted Exceptions, contracts, or any of the other documents or agreements of which it is a party and shall not make any other agreement concerning any Property, in any case which is not terminable upon thirty (30) days' notice, without premium or penalty, without Purchaser's prior written consent, which consent may be withheld in Purchaser's sole discretion. Seller shall promptly notify Purchaser in writing of any inquiries, notices, demands, requests, discussions, or correspondence with any landlords, tenants, subtenants, licensees or occupants with respect to any existing or future Overlease, Space Lease, Concession Agreement, or Title Agreement. Seller shall diligently comply with its obligations under all Overleases, Space Leases, Concession Agreements and Title Agreements. Seller shall not make application to any governmental or quasi-governmental or municipal authority with respect to any permits or other approvals (except for the extension thereof in the ordinary course of business) or any other change in the zoning or otherwise affecting any Property, except in each case with Purchaser's prior written consent, which may be withheld in Purchaser's sole discretion.

      Notwithstanding anything above contained, Seller shall not be deemed to be in breach or default of or under any representation or warranty set forth in Sections 6, 7.4, 7.9, 7.12, 7.13, 7.14, 7.19, 7.22, 7.23, or 7.25
if and to the extent the fact, event, circumstance or condition causing or resulting in any such breach of a representation or warranty would: (a) constitute a default under the Levitz Lease; and (b) is fully cured by Seller (as tenant under the Levitz Lease) within the applicable grace period therein set forth; provided, however, nothing contained in this paragraph shall be deemed to limit Section 11 hereof or any other condition to Purchaser's obligation to close or otherwise require Purchaser to close in the event of any breach by Seller of any of its representations, warranties or covenants hereunder.

      If any of the representations of Seller set forth in this Section 7 are made to "Seller's knowledge," such phase shall mean the joint and several knowledge of: (a) Michael McCreery (Seller's VP & CFO); (b) Edward Zimmer (Seller's General Counsel); and/or (c) Ronald Barr (Seller's in-house architect).

      All of the representations, warranties and covenants made by Seller in this Agreement exclude and except those matters referred to in Exhibit 18.

      8.    COVENANTS, REPRESENTATIONS AND WARRANTIES OF PURCHASER.

      In order to induce Seller to enter into the transaction herein set forth, Purchaser covenants, represents and warrants to Seller the following, all of which shall be required to be true and correct in all material respects on and as of the Closing Date as a condition precedent to Seller's obligations hereunder, and all of which shall survive the Closing:

            8.1 Klaff is: (a) is a limited partnership, duly organized, validly existing and in good standing under the laws of Delaware and is duly qualified as a foreign limited partnership in each other jurisdiction where a Parcel is located and where the failure to so qualify would have a material adverse effect on the financial condition, operations, business, properties or assets of Klaff; (b) has the requisite power and authority and the legal right to own and operate its properties, to buy the Parcels, to enter into the Levitz Lease and to conduct its business as now or currently proposed to be conducted. LA1, LA2 and LA3: (a) each are limited partnerships, duly organized, validly existing and in good standing under the laws of Delaware and are duly qualified as foreign limited partnerships in each other jurisdiction where a Parcel is located and where the failure to so qualify would have a material adverse effect on the financial condition, operations, business, properties or assets of LA1, LA2 and LA3;
(b) each has the requisite power and authority and the legal right to own and operate its properties, to buy the Parcels, to enter into the Levitz Lease and to conduct its business as now or currently proposed to be conducted.

            8.2 The execution, delivery and performance by Purchaser of each of the documents to which it is a party are within the partnership powers of Purchaser, have been duly authorized by all necessary partnership action, including the consent of all general partners where required, and do not: (a) contravene the partnership agreement of Purchaser; (b) to Purchaser's best knowledge, violate any law (including, without limitation, the Securities Exchange Act of 1934) or regulation, or any order or decree of any court or governmental instrumentality; or (c) conflict with or result in a breach of, or constitute a default under, any material agreement or other instrument binding on Purchaser or any of its properties.

      9.    THE CLOSING.

            9.1 The Closing of the sale and purchase of the Properties shall be held at the Philadelphia, PA offices of Purchaser's counsel, Klehr, Harrison, Harvey, Branzburg & Ellers, at 9:00 A.M. on the first business day after: (a) all conditions precedent to Closing have been fulfilled or waived; and (b) the Sale Order becomes a Final Order, provided that Purchaser can waive such required Final Order and require Closing to occur at any time prior thereto upon three (3) business days written notice to Seller.

            9.2 At Closing, Purchaser shall pay the Purchase Price adjusted in accordance with the relevant provisions of this Agreement; and Purchaser shall execute and/or deliver partnership resolutions authorizing the transaction herein contemplated. Purchaser shall also deliver organizational documents, signed counterparts of the Levitz Lease and a memorandum thereof, if any, and other assignment documents required under this Agreement.

            9.3 At Closing, Seller shall execute and/or deliver to Purchaser the following:

                  (a) A special warranty deed (or the equivalent thereof) for each Fee Parcel in proper recordable form, duly executed and acknowledged by Seller, and sufficient to convey to Purchaser or at Purchaser's option to a Purchaser Designee, fee simple absolute ownership of the Real Estate free and clear of all liens, encumbrances and leases except for the Space Leases and Permitted Exceptions.

                  (b) An Assignment of Lease for each Overlease, in proper recordable form, duly executed and acknowledged by Seller, and sufficient to assign to Purchaser or at Purchaser's option to a Purchaser Designee, Seller's entire right, title and interest in and to each Overlease, free and clear of all liens, encumbrances (other than Permitted Exceptions) and leases except for the Space Leases.

                  (c) An Assignment of Lease for each Transferred Lease, in proper recordable form, duly executed and acknowledged by Seller, and sufficient to convey to Purchaser or at Purchaser's option to a Purchaser Designee, Seller's entire right, title and interest in and to each Transferred Lease.

                  (d) An Estoppel Certificate for each Transferred Lease, substantially in the form of Exhibit 20.

                  (e) Notices to Overlease landlords, Space Tenants and other parties to Reciprocal Easement Agreements (in each case in compliance with any relevant requirements of any such document) affecting any Property advising them of the transfer of the Property to Purchaser and the Levitz Lease.

                  (f) A Bill of Sale, duly executed and acknowledged by Seller, and sufficient to convey to Purchaser or at Purchaser's option to a Purchaser Designee, Seller's entire right, title and interest in and to the Personal Property, free and clear of all liens, encumbrances and leases.

                  (g) The corporate resolutions of Seller authorizing the transaction contemplated hereby.

                  (h) All forms and returns required in connection with payment of Transfer Taxes and/or recording the deeds.

                  (i) The Levitz Lease. At Seller's request, Purchaser and Seller shall also execute and deliver at Closing copies of recordable memoranda of the Levitz Lease for recordation respecting each Parcel.

                  (j) FIRPTA affidavit in form reasonably satisfactory to Purchaser to the effect that Seller is not a "foreign person."

                  (k) Copies of all documents constituting Personal Property (which copies may be delivered within ten (10) days following Closing).

                  (l) Originals of all other documentation, instruments, plans, specifications, or otherwise, in the possession of Seller or owned by Seller which could be used by Purchaser in connection with the Properties and which Seller has not previously delivered to Purchaser and which are not needed by Seller to run its business in accordance with the Levitz Lease (which originals may be delivered within thirty (30) days following Closing).

                  (m) Such other affidavits, indemnities, certificates, instruments or documents as may be reasonably requested by Purchaser or its title insurance company, or as may be required to comply with any applicable law, including any bonds or deposits as may be required to comply with any applicable law.

                  (n) A copy of the Sale Order which has been certified by the Bankruptcy Court.

                  (o) A certificate of Seller reaffirming the continuing accuracy as of the Closing Date of the representations and warranties of Seller set forth in this Agreement.

                  (p) A list containing the names, addresses and telephone numbers of all individuals and entities who, within the nine (9) month period preceding the Closing, have contacted Seller or its agents and expressed interest in leasing and/or purchasing the Properties or any portion thereof.

                  (q) Letters from the appropriate local Governmental Authority certifying as to the zoning of each Property and indicating whether there are any outstanding notices of uncorrected code violations relating to such Property.

      10.   ACCESS BY PURCHASER.

            10.1 Immediately from and after the date of execution of this Agreement and up until the Closing Date, Purchaser shall have the right to conduct, or cause to be conducted, such due diligence investigations, reviews, studies, tests, examinations and analyses of the Properties and Seller as Purchaser shall deem necessary or desirable, in the sole discretion of Purchaser, including, but not limited to, zoning, permits, approvals, contracts, soils analysis, title, survey, financials, leasing, engineering and environmental status of the Properties. Seller shall deliver to Purchaser or, at Purchaser's request, make available to Purchaser or its designees, for inspection and copying, at any time during regular business hours and upon reasonable notice to Seller, all information, documents, materials, instruments, agreements, and contracts relating to the Properties or Seller, to the extent available, including, but not limited to, title commitments and policies, as-built surveys, engineering reports, building and occupancy permits, licenses and inspections, Overleases, Space Leases, insurance policies, environmental reports, tests and other information concerning the Properties and books and records relating to the Properties in Seller's possession. During such period, Purchaser and its designees shall have free access to the Properties during regular business hours and upon reasonable notice of not less than twenty-four (24) hours to Seller for the purpose of conducting any such due diligence investigations. Seller hereby authorizes Purchaser and its designees to consult with governmental agencies concerning the Properties.

            10.2 Purchaser shall obtain appropriate insurance coverage for damage to property and injury to persons in connection with any pre-Closing examination or inspection of the Real Estate.

            10.3 Purchaser agrees to repair any damage to the Properties caused by its investigation of the Properties and to indemnify and hold Seller harmless from and against any expense, claim, loss, cost and liability (including reasonable attorneys' fees) caused by Purchaser in connection with Purchaser's investigations or any other entry by Purchaser on the Properties. Anything contained herein to the contrary notwithstanding, the foregoing indemnity and hold harmless agreement shall survive the termination of this Agreement for a period of six (6) months.

      11. CONDITIONS PRECEDENT TO CLOSING. The obligations of Purchaser under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, any of which may be waived by Purchaser in writing: (a) the performance and compliance by Seller of all agreements and conditions required or contemplated by this Agreement to be performed or complied with by Seller prior to or at the Closing including delivery of all items and documents in accordance with the provisions of
Section 9 hereof; (b) each of the representations and warranties made by Seller in connection with the transactions contemplated hereby, shall have been true and correct on and as of the Closing Date as if such representations or warranties were made originally on and as of that time;
(c) there shall have been no material adverse change in the Properties since the date hereof; (d) to the extent any governmental permits including any licenses, authorizations or permits held by any Seller with respect to the Properties are not assignable or transferrable, Purchaser has either obtained licenses, authorization and permits on substantially the same terms as such licenses, authorizations and permits were originally issued to such Seller or has obtained binding commitments from the applicable authorities to issue such licenses, authorizations and permits to Purchaser following the Closing; (e) no suit, proceeding, inquiry or investigation shall have been commenced or threatened, or order entered, by any Governmental Authority or other person on any grounds to restrain, enjoin or hinder, or to seek damages on account of, the consummation of the transactions herein contemplated; (f) the Sale Order shall have been entered by the Bankruptcy Court in form and substance satisfactory to Purchaser; and (g) , unless waived by Purchaser, the Sale Order shall have become a Final Order.

      12. ASSIGNMENT. No party hereto may assign or transfer its rights or delegate its duties or obligations hereunder without the prior written consent of the other party; and any document, instrument or act for which consent has not been obtained purporting to effect any such assignment, transfer or delegation shall be void ab initio. Notwithstanding the foregoing, Purchaser shall have the right to assign all or any portion of this Agreement to any affiliate or to any lender providing any financing which is secured in whole or in part by all or any portion of the Properties; provided, however, in the case of any assignment to an affiliate, (a) such affiliate executes and delivers to Seller an instrument pursuant to which the affiliate assumes and agrees to pay and perform all covenants and agreements to be paid and performed by Purchaser hereunder and (b) Purchaser shall remain liable hereunder for all of Purchaser's obligations hereunder.

      13.   INSURANCE AND RISK OF LOSS.

            13.1 Seller shall maintain fire and extended coverage insurance on each of the Properties until Closing, in an amount not less than Seller's existing policies with respect to Properties in effect on the date hereof.

            13.2 Loss or damage to the Properties as a result of the exercise of the power of eminent domain or as a result of fire or casualty between the date of this Agreement and the time of Closing shall be at the risk of Seller. Seller shall use any insurance proceeds received to restore the Properties to substantially similar condition prior to such loss or damage. If there is any material loss of any Property as a result of the exercise of the power of eminent domain, or any material loss to any Property as a result of fire or casualty, that cannot be or is not repaired or restored prior to Closing, then Purchaser may, at Purchaser's option:
(a) withdraw the Property or Properties so affected by the condemnation, fire or casualty and proceed to Closing on the balance of the Properties, in which event the Purchase Price set forth in Section 3 of this Agreement shall be reduced by the liquidation value assigned to the Property or Properties so withdrawn as set forth on Exhibit 13; or (b) proceed to Closing on all the Properties, in which event Seller, upon completing Closing, shall deliver to Purchaser any eminent domain award or other compensation and the proceeds of any insurance received by Seller on account of any loss or damage (and Purchaser shall be entitled to a credit against the Purchase Price in the amount of any deductibles associated with such loss or damage), which have not been used by Seller to restore the Properties, and shall assign all claims to such compensation, proceeds or awards, even if such award, compensation or proceeds shall exceed the Purchase Price. Seller shall execute and deliver to Purchaser any and all documents required before or after Closing for payment of the aforesaid compensation, proceeds and awards by Purchaser.

            13.3 A "material loss" shall be any loss or damage of all or any portion of a Property by: (a) fire or any other casualty whatsoever where the cost of restoring such damage exceeds twenty percent (20%) of the liquidation value assigned to such Property in Exhibit 13; or (b) condemnation or eminent domain proceedings by any public authority or if a notice of any such prospective condemnation or taking is given by any public authority.

      14.   DEFAULT.

            14.1 If Purchaser shall breach or fail to perform and comply with any of the terms, covenants, provisions, representations or warranties of this Agreement, after three (3) days' prior written notice to Purchaser (except that no written notice shall be required for a breach or failure to perform on the Closing Date), Seller shall have as its sole and exclusive remedy the right to retain the Deposit together with accrued interest, as assessed and liquidated damages and not as a penalty, whereupon this Agreement shall be null and void, and, except as otherwise set forth in this Agreement, neither party shall have any further rights, duties or obligations under this Agreement, and Seller shall have no other remedy against Purchaser. Notwithstanding the foregoing, Seller shall continue to maintain its rights with respect to indemnification as set forth in Section 10 hereof.

            14.2 Prior to the entry of the Procedures Order, if Seller shall breach or fail to perform or comply with any of the terms, covenants, provisions, representations or warranties of this Agreement, after three
(3) days' prior written notice to Seller (except that no written notice shall be required for a breach or failure to perform on the Closing Date), Purchaser shall have the right to terminate this Agreement, in which case the Deposit, together with all interest accrued thereon, shall be promptly returned to Purchaser.

            14.3 Notwithstanding anything to the contrary contained herein, if Purchaser shall be the successful bidder at the Auction (as hereinafter defined), but the Bankruptcy Court fails to enter the Sale Order, then the Deposit, together with all interest earned thereon, shall be promptly returned to Purchaser and, in addition, Seller shall, promptly upon written request by Purchaser (together with reasonable evidence of the following, which may include bills and invoices) reimburse Purchaser, in an amount equal to one hundred ten percent (110%) of Purchaser's reasonable out of pocket expenses incurred in connection with the negotiation of that certain letter of intent between the parties hereto dated February 11, 1999, the preparation and negotiation of this Agreement and the Levitz Lease, Purchaser's due diligence and Purchaser's seeking of the Bankruptcy Court's approval in connection herewith, but in no event shall such reimbursement exceed Six Hundred Fifty Thousand Dollars ($650,000.00) ("Cost Reimbursement"). Expenses shall include, but not be limited to, attorney's fees and expenses, consultant's fees and expenses, and travel costs. The Sale Motion seeking approval of the sale procedures and Breakup Fee shall, as a separate matter, expressly seek the Bankruptcy Court's approval of the Cost Reimbursement.

            14.4 After the Sale Order is entered approving Purchaser as the successful bidder, if Seller shall breach or fail to perform or comply with any of the terms, covenants, provisions, representations or warranties of this Agreement, after three (3) days' prior written notice to Seller (except that no written notice shall be required for a breach or failure to perform on the Closing Date), Purchaser shall have the right, in its sole discretion, to either: (a) terminate this Agreement, in which case the Deposit, together with all interest accrued thereon, shall be promptly returned to Purchaser and Seller shall pay Purchaser Cost Reimbursement under Section 14.3; or (b) exercise any and all remedies available to it under law and/or in equity, including an action for specific performance.

      15.   BANKRUPTCY COURT APPROVALS/BREAK UP FEE/PAYMENT OF
            COSTS/OVERBID PROCEDURES.

            15.1 Filing of Sale Motion; Entry of Procedures Order. Within five (5) business days after execution of this Agreement, Seller shall file a motion (the "Sale Motion") with the Bankruptcy Court seeking an order approving and authorizing: (a) the procedures for the Auction set forth in
Section 15.3 hereof; (b) the Breakup Fee set forth in Section 15.4 hereof; and (c) the Cost Reimbursement set forth in Sections 14.3 hereof (the "Procedures Order"). The Procedures Order shall be in the form of Exhibit
4. Seller shall use its best efforts to obtain entry of the Procedures Order. If the Sale Motion has not been filed within five (5) business days after the execution of this Agreement or the Procedures Order has not been entered within twenty (20) days after filing of the Sale Motion, Purchaser shall have the right to terminate its obligations under this Agreement by written notice to Seller, in which event the provisions of Section 14.2 shall apply and none of the parties hereto shall have any obligation to the others, except for those covenants which by their express terms survive the termination of this Agreement.

            15.2 Entry of Sale Order. The Sale Motion shall also seek approval of the Sale Order. The Sale Order shall be in the form of Exhibit 8, and Seller shall use its best efforts to obtain entry of the Sale Order; provided, however, in the event the Bankruptcy Court enters a modified Sale Order and the only effect of such modified Sale Order is that Seller's interest in the Leased Parcels would not be conveyed to Purchaser free and clear of any claims or interests which could restrict the use or transfer of Purchaser's interest in the Leased Parcels subsequent to the leaseback to Seller as contemplated by the Levitz Lease, then: (a) Seller shall be deemed to have delivered a satisfactory Sale Order, and (b) Purchaser shall receive a credit against the Purchase Price equal to the maximum Cost Reimbursement that would have been due Purchaser if Section 14.3 had been applicable. If the Procedures Order has been entered but the Sale Order is not entered within thirty (30) days after filing of the Sale Motion, Purchaser shall have the right to terminate its obligations under this Agreement by written notice to Seller, in which event the provisions of
Section 14.3 shall apply and none of the parties hereto shall have any obligation to the others, except for those covenants which by their express terms survive the termination of this Agreement.

            15.3 The Auction. An auction (the "Auction") for the sale of the Properties shall be held in Delaware, on a date and at a place specified in the Procedures Order. At the Auction, bids for all of the Properties on a global basis (as distinguished from a sale of each individual Property or groups of less than all of the Properties, which shall not be permitted) may be submitted only by Purchaser and by a person or entity who has, prior to the opening of bidding, deposited with Seller a cashier's check or a certified check payable to Seller in the amount of Three Million Seven Hundred Thousand Dollars ($3,700,000.00). Any bid for the Properties must be for "all cash." All bids shall constitute an offer by the bidder to purchase the Properties from Seller on substantially the same terms as are set forth in this Agreement and to lease the Properties to Seller on substantially the same unitary lease terms as are set forth in the Levitz Lease; provided, however, provisions applicable to the Breakup Fee shall not apply with respect to any person other than Purchaser.

            The initial minimum overbid at the Auction shall be not less than One Million Seven Hundred Thousand Dollars ($1,700,000.00) in excess of the Purchase Price. Subsequent additional overbids shall be in increments of Four Hundred Thousand Dollars ($400,000.00). If Purchaser shall enter an overbid, Purchaser shall be entitled to a credit equal to the amount of the Breakup Fee (i.e. One Million Three Hundred Thousand Dollars ($1,300,000.00)). To illustrate the foregoing, assume another bidder bids One Million Seven Hundred Thousand Dollars ($1,700,000.00) in excess of the Purchase Price, Purchaser then bids Two Million One Hundred Thousand Dollars ($2,100,000.00) in excess of the Purchase Price, and no other bids are received. The price at which Purchaser shall acquire the Properties shall be the Purchaser Price plus Eight Hundred Thousand Dollars ($800,000.00), being the Two Million One Hundred Thousand Dollar ($2,100,000.00) overbid less the One Three Hundred Thousand Dollar ($1,300,000.00) credit. Seller shall be required to accept the highest bid made at the auction by a qualified bidder.

            If a bidder other than Purchaser shall be the successful bidder, Seller shall retain such bidder's Three Million Seven Hundred Thousand Dollars ($3,700,000.00) cashier's check or certified check deposited with Seller prior to the Auction as the "Deposit" pursuant to
Section 3 of this Agreement. Seller shall be entitled to retain such amount as liquidated damages if such bidder fails to close the sale of the Properties. If a bidder other than Purchaser shall be the successful bidder, Seller shall promptly cause Purchaser's Deposit to be returned to Purchaser.

            If a bidder other than Purchaser shall be the successful bidder at the Auction, and the sale to such other bidder or to any other bidder whose bid was higher than Purchaser's shall fail to close for any reason, Seller shall promptly notify Purchaser of such failure and Purchaser shall then have the right (but not the obligation), within seven (7) days of Purchaser's receipt of such notice, to elect to purchase the Properties pursuant to this Agreement for the Purchase Price. If Purchaser shall elect to do so, the sale of the Properties shall close in accordance with the terms of this Agreement within ninety (90) days of Purchaser's election.

            15.4 Breakup Fee. Seller agrees to pay to Purchaser a Breakup Fee of One Million Three Hundred Thousand Dollars ($1,300,000.00) if the sale to Purchaser pursuant to this Agreement is not consummated by reason of another successful bidder purchasing the Properties. The Breakup Fee shall be payable upon the consummation of the sale of the Properties to such other bidder from the proceeds of such transaction.

      16. BROKERS. Except as provided in the last sentence of this Section 16, Purchaser and Seller each represents and warrants that it dealt with no broker or finder in connection with this transaction; and each agrees to defend, indemnify and hold the other harmless from and against any and all loss, liability and expense, including reasonable attorney's fees, the indemnified party may incur arising by reason of the above representations being false. The provisions of this Article 16 shall survive Closing. The parties acknowledge that Seller has retained The Blackstone Group as a consultant in connection with this transaction, and Seller shall be solely responsible for, and shall indemnify, defend and hold Purchaser harmless from and against any fees, charges, expenses or commissions that may be due The Blackstone Group in connection with this transaction.

      17. NOTICES. All notices, demands, requests, consents, approvals or other communications (for the purpose of this Section collectively called "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be valid only if in writing and sent by registered or certified United States mail, return receipt requested, postage prepaid, or delivered by Federal Express or UPS courier service, addressed as follows:

      To Purchaser:     Klaff Realty, L.P.
                        111 West Jackson Boulevard
                        Chicago, IL 60604-3501
                        Attention: Mr. Hersch Klaff

                        and

                        Lubert-Adler Real Capital Real Estate Fund II, L.P. Lubert-Adler Real Estate Fund II, L.P.
                        Lubert-Adler Parallel Fund II, L.P.
                        101 West Main Street
                        Moorestown, NJ 08057
                        Attention: Mr. Dean Adler

                        Copy to (if given before 7/4/99):

                        Klehr, Harrison, Harvey, Branzburg & Ellers LLP 1401 Walnut Street
                        Philadelphia, PA 19102
                        Attention: Stephan L. Cutler, Esquire

                        Copy to (if given after 7/4/99):

                        Klehr, Harrison, Harvey, Branzburg & Ellers LLP 260 S. Broad Street
                        Philadelphia, PA 19102
                        Attention: Stephan L. Cutler, Esquire

      To Seller:        Levitz Furniture Corporation
                        7887 N. Federal Highway
                        Boca Raton, FL 33487
                        Attention: Edward Zimmer, General Counsel

                        with a copy to:

                        Skadden, Arps, Slate, Meagher & Flom LLP
                        919 Third Avenue
                        New York, NY 10022
                        Attention: Richard R. Kalikow, Esquire

      18. ENTIRE AGREEMENT. This Agreement (including the Exhibits attached hereto) contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior or contemporaneous understandings, if any, with respect thereto. This Agreement may not be canceled, modified, changed or supplemented, nor may any obligation hereunder be waived, except by written instrument signed by the party to be charged or by its agent duly authorized in writing or except as otherwise expressly provided herein. The parties do not intend to confer any benefit hereunder on any person, firm or corporation other than the parties hereto and their respective successors or assigns.

      19. SURVIVAL. This Agreement, and all provisions hereof, shall survive the Closing and continue in full force and effect thereafter.

      20. TITLES AND HEADINGS. Titles and headings of Articles and Sections of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement. All references to "Sections" and "Articles" shall be deemed to be references to Sections and Articles of this Agreement unless otherwise indicated or unless the context otherwise requires.

      21. ATTACHMENTS. Each of the Exhibits and Schedules referred to herein and attached hereto is an integral part of this Agreement and is hereby incorporated in this Agreement by this reference.

      22. FURTHER ASSURANCES. Seller and Purchaser each agree to do such further acts and things and to execute and deliver such additional agreements and instruments as the other may reasonably require to consummate, evidence or confirm the sale or any other agreement contained herein in the manner contemplated hereby.

      23. BINDING EFFECT. This Agreement is and each of the other documents to which Seller is or will be a party, when delivered, will be a legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to Bankruptcy Court approval. This Agreement has been duly executed and delivered by Purchaser. This Agreement is and each of the other documents to which Purchaser is or will be a party, when delivered, will be a legal, valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms. Subject to the provisions of Section 12 hereof, this Agreement shall extend to and be binding upon the legal representatives, heirs, executors, administrators, successors and assigns of the parties hereto.

      24. RULES OF CONSTRUCTION. The provisions of this Agreement shall be construed, in all respects, without reference to any rule or canon requiring or permitting the construction of provisions of documents against the interest of the party responsible for the drafting of the same, it being the intention and agreement of the parties that this Agreement be conclusively deemed to be the joint product of both parties and their counsel.

      25. TIME OF THE ESSENCE. All times provided for in this Agreement shall be of the essence, and each extension of any such time or times shall continue to be of the essence of this Agreement.

      26. POST-CLOSING INSPECTION. Following Closing, Seller shall, upon request, give Purchaser access to Seller's books and records with respect to the operation of the Parcels for the calendar year in which Closing occurs and for the previous calendar year, for purposes of verifying collections and remittances and the preparation by Purchaser of financial statements and reports with respect to the Parcels. Such books and records shall be made available to Purchaser at reasonable times and upon reasonable advance notice to Seller, and without any expense to Seller or charge to Purchaser. The provisions of this Section 26 shall survive the Closing.

      27. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single agreement.

      28. JOINT AND SEVERAL LIABILITY. If Seller consists of more than one person or entity, the obligations of such persons and entities hereunder shall be joint and several. A separate action may be brought or prosecuted against any such person or entity comprising Seller, regardless of whether the action is brought or prosecuted against the other persons or entities comprising Seller, or whether such persons or entities are joined in the action. Purchaser may compromise or settle with any one or more of the persons or entities comprising Seller for such sums, if any, as it may see fit and may in its discretion release any one or more of such persons or entities from any further liability to Purchaser without impairing, affecting or releasing the right of Purchaser to proceed against any one or more of the persons or entities not so released.

      29. NO WAIVER. The waiver by one party of the performance of any covenant or condition hereunder shall not invalidate this Agreement, nor shall it be considered to be a waiver by such party of any other covenant or condition hereunder. The waiver by any or all of the parties of the time for performing any action shall not constitute a waiver of the time for performing any other act or identical act required to be performed at a later time. The exercise of any remedy provided by law and the provisions of this Agreement for any remedy shall not exclude other remedies unless they are expressly excluded.

      30. LIMITATION ON SELLER'S DEBT. Seller hereby covenants that during the two (2) year period (the "Restriction Period) following the date (the "Reorganization Date") the Bankruptcy Court's order approving the Plan of Reorganization becomes a Final Order, the Seller shall not incur, through the Plan of Reorganization or otherwise, unsecured funded debt ("Unsecured Debt") in excess of Fifty Million Dollars ($50,000,000.00) (the "Unsecured Debt Limit"); provided, however, in the event of a merger or consolidation between Seller and another company (the "Other Company") which does not result in a reduction in the pro forma audited tangible net worth of the company that survives the merger or consolidation (the "Surviving Company") (which pro forma audited tangible net worth shall be computed according to generally accepted accounting principles consistently applied) relative to Seller's audited tangible net worth immediately prior to the merger or consolidation (which audited tangible net worth shall be computed according to generally accepted accounting principles consistently applied), the Unsecured Debt Limit of the Surviving Company shall be increased, but only to the extent that the ratio between the Surviving Company's EBITDA and interest expense (which interest expense shall include any new interest expense that, according to generally accepted accounting principles consistently applied, must be reflected on the Surviving Company's financial statements), both of which shall be calculated on a pro-forma basis for the effects of the merger or consolidation (including any interest on any incremental debt that is acquired or proposed), for the twelve (12) month period immediately preceding the merger or consolidation would exceed 2:1. Seller further covenants that neither the Plan of Reorganization nor any loan documents evidencing the Unsecured Debt shall:
(i) obligate the Seller or the Surviving Company to repay any principal with respect to the Unsecured Debt during the three (3) year period following the Reorganization Date; or (ii) obligate the Seller or the Surviving Company to pay interest at a rate in excess of thirteen percent (13%) per annum; or (iii) obligate the Seller or the Surviving Company to pay any interest during the first six (6) months of the Restriction Period. Seller further covenants that neither Seller nor the Surviving Company shall pay any dividends on any of its capital stock during the Restriction Period, other than any existing dividend obligations of the Other Company that are retained by the Surviving Company. For purposes of this Section 30, Unsecured Debt shall not include Seller's secured working capital facility or Seller's obligations under capital leases (other than the Levitz Lease). The provisions of this Section 30 shall survive the Closing.

      31. WITHDRAWAL OF FOUR PROPERTIES. Seller shall have the right to withdraw from this transaction any of the Properties located at Farmingdale, NY, Willowbrook, NJ, San Dimas, CA and San Leandro, CA (each, a "Withdrawable Property" and collectively the "Withdrawable Properties") if Seller provides Purchaser with a Withdrawal Notice at least five (5) business days prior to the date of the Auction. If Seller timely provides a Withdrawal Notice, then: (a) the Purchase Price set forth in Section 3 of this Agreement shall be reduced by the liquidation value assigned to the Withdrawable Property so withdrawn as set forth in Exhibit 13; and (b) (i) if Purchaser shall be the successful bidder at the Auction and all preconditions to Closing set forth in Section 11 of this Agreement shall have occurred, then at Closing Purchaser shall receive a credit against the Purchase Price equal to Three Hundred Fifty Thousand Dollars ($350,000.00); and (ii) if Purchaser shall be the successful bidder at the Auction but Closing does not occur and circumstances are such that Purchaser is entitled to Cost Reimbursement, then the amount of Cost Reimbursement shall be increased by Three Hundred Fifty Thousand Dollars ($350,000.00); and
(iii) if Purchaser shall not be the successful bidder at the Auction and circumstances are such that Purchaser is entitled to the Breakup Fee, then the amount of the Breakup Fee shall be increased by Three Hundred Fifty Thousand Dollars ($350,000.00).

      32. ACQUISITION OF JBAN'S INTEREST IN THE BEST PRODUCTS PROPERTY. If Purchaser exercises the right of first refusal set forth in Section 28.5 of the Agreement of Sublease dated as of June 2, 1982 (the "Best/Levitz Sublease") between Levitz Furniture Company of the Pacific, Inc. ("LFCPI"), as tenant, and JBAN LLC (by virtue of various assignments) ("JBAN"), as landlord, with respect to JBAN's interest in and to the "Noridge Lease" (as defined in the Best/Levitz Sublease) located at Northridge, CA, or if Purchaser otherwise acquires JBAN's (or its successors' or assigns') interest in and to the Noridge Lease, then commencing on the date Purchaser acquires JBAN's (or its successors' or assigns') interest in and to the Noridge Lease and ending on the fifth (5th) anniversary of such acquisition date, Purchaser shall receive an abatement of all sums that may be due Seller pursuant to: (a) the Paying Agency Agreement dated as of June 2, 1982 by and among LFCPI, JBAN (by virtue of various assignments) and Manufacturers Hanover Trust Co.; and (b) the Agreement to Assign dated as of November 20, 1981 between LFCI and JBAN (by virtue of various assignments). The provisions of this Section 32 shall survive the Closing.






                   [THIS SPACE INTENTIONALLY LEFT BLANK]


      IN WITNESS WHEREOF, Seller and Purchaser have executed this Agreement as of the day and year first above written.

WITNESSES/ATTEST:             PURCHASER:

                              KLAFF REALTY, LP, a Delaware limited
                               partnership

                              By:   Klaff Realty, Limited, an Illinois
                                     corporation


                                    By: /s/ Hersch Klaff
                                       __________________________
                                    Name:  Hersch Klaff
                                    Title: President


                              LUBERT-ADLER CAPITAL REAL ESTATE FUND
                              II, L.P., a Delaware limited partnership

                              By:   Lubert-Adler Group, LLC, a Delaware
                                    limited liability company


                                    By: /s/ Dean S. Adler
                                       ____________________________
                                         Dean S. Adler, President


                              LUBERT-ADLER REAL ESTATE FUND II, L.P., a
                              Delaware limited partnership

                              By:   Lubert-Adler Group, LLC, a Delaware
                                    limited liability company


                                    By: /s/ Dean S. Adler
                                       _____________________________
                                          Dean S. Adler, President


                              LUBERT-ADLER PARALLEL FUND II, L.P., a
                              Delaware limited partnership

                              By:   Lubert-Adler Group, LLC, a Delaware
                                    limited liability company


                                    By: /s/ Dean S. Adler
                                       ____________________________
                                          Dean S. Adler, President


WITNESSES/ATTEST:             SELLER:

                              LEVITZ FURNITURE CORPORATION, a Florida
                               Corporation


                              By: /s/ Edward P. Zimmer
                                 ________________________________
Name:                         Name:  Edward P. Zimmer
Title:                        Title: Vice President

[corporate seal]

                              LEVITZ FURNITURE REALTY
                              CORPORATION, a Florida corporation


                              By: /s/ Edward P. Zimmer
                                 ________________________________
Name:                         Name:  Edward P. Zimmer
Title:                        Title: President


[corporate seal]

                              LEVITZ FURNITURE COMPANY OF THE
                              MIDWEST, INC., a Colorado corporation


                              By: /s/ Edward P. Zimmer
                                 ________________________________
Name:                         Name:  Edward P. Zimmer
Title:                        Title: Vice President

[corporate seal]

                              LEVITZ FURNITURE COMPANY OF THE
                              PACIFIC, INC., a California corporation


                              By: /s/ Edward P. Zimmer
                                 ________________________________
Name:                         Name:  Edward P. Zimmer
Title:                        Title: Vice President

[corporate seal]

                              LEVITZ FURNITURE COMPANY OF
                              WASHINGTON, INC., a Washington corporation


                              By: /s/ Edward P. Zimmer
                                 ________________________________
Name:                         Name:  Edward P. Zimmer
Title:                        Title: Vice President

[corporate seal]

                              LEVITZ FURNITURE COMPANY OF
                              WASHINGTON REALTY, INC., a Washington
                                corporation


                              By: /s/ Edward P. Zimmer
                                 ________________________________
Name:                         Name:  Edward P. Zimmer
Title:                        Title: President

[corporate seal]



                            SCHEDULE OF EXHIBITS


Exhibit 1   List of Levitz' Subsidiaries
Exhibit 2   Description of Fee Parcels
Exhibit 3   Description of Leased Parcels
Exhibit 4   Procedures Order
Exhibit 5   Levitz Lease
Exhibit 6   List of Overleases
Exhibit 7   List of Permitted Exceptions
Exhibit 8   Sale Order
Exhibit 9   List of Space Leases
Exhibit 10  List of Concession Agreements
Exhibit 11  List of Transferred Leases
Exhibit 12 List of Warehouse Renovations, Store Remodelings and other work approved by Purchaser
Exhibit 13  Purchase Price Allocation
Exhibit 14  List of Title Endorsements
Exhibit 15  List of Roof Work
Exhibit 16  List of Environmental Conditions
Exhibit 17  Environmental Disclosures
Exhibit 18  Seller Disclosures
Exhibit 19  List of Litigation
Exhibit 20  Form of Estoppel Certificate



                                 Exhibit 1

                        List of Levitz' Subsidiaries


Levitz Furniture Realty Corporation, a Florida corporation Levitz Furniture Company of the Midwest, Inc., a Colorado corporation Levitz Furniture Company of the Pacific, Inc., a California corporation Levitz Furniture Company of Washington, Inc., a Washington corporation Levitz Furniture Company of Washington Realty, Inc., a Washington corporation



                                 Exhibit 2

                         Description of Fee Parcels


      Group #1 Redevelopment Properties:

            o     Portland, 13631 S. E. Johnson Rd., Milwaukie, OR 97222-1295

      Group #2 Redevelopment Properties:

            o     Hartford, 55 Graham Place, Southington, CT 06489-1594
            o     Oxnard, 2420 N. Oxnard Blvd., Oxnard, CA 93030-2090

      Group #3 Redevelopment Properties:

            o     Modesto, 1604 Sisk Rd., Modesto, CA 95350-2501
            o     Seattle 2, 20111 46 Ave. West, Lynnwood, WA 98036-6694

      Non-Redevelopment Properties:

            o     St. Paul, 3201 Country Dr., St Paul, MN 55117-1096
            o     Portland 2, 9770 S. W. Scholls Ferry Rd., Tigard,
                   OR 97223-4303
            o     Paramus, 545 Route 17 South, Paramus, NJ 07652-3093



                                 Exhibit 3

                       Description of Leased Parcels


      Group #1 Redevelopment Properties:

            o     Woodbridge, 429 Route 1 South, Iselin,
                   NJ 08830-3009 06489-1594
            o     Fresno, 4525 West Shaw Ave., Fresno, CA 93722-6208

      Group #2 Redevelopment Properties:

            o     Cherry Hill, 1001 Church Road, Cherry Hill, NJ 08002-1299
            o     Northridge, 19350 Nordhoff Street, Northridge, CA 91324-2492

      Group #3 Redevelopment Properties:

            o     Roosevelt Field, 895 East Gate Blvd., Garden City E, NY
                  11530-2199
            o     Minneapolis, 12301 Dupont Avenue South, Burnsville, MN
                  55337-1689
            o     Redondo Beach, 1601 Kingsdale Ave., Redondo Beach, CA
                  90278-3928
            o     San Francisco, 900 Dubuque Ave., San Francisco, CA 94080-1890

      Non-Redevelopment Properties:

            o     Farmingdale, 90 Price Parkway, Farmingdale, NY 11735-1394
            o     Willowbrook, 531 Route 46, Fairfield, NJ 07004-1907
            o     Langhorne, 1661 E. Lincoln Hwy., Langhorne, PA 19047-3096
            o     Mesa, 225 South Dobson Road, Mesa, AZ 85202-2009
            o     San Dimas, 633 W. Bonita Ave., San Dimas, CA 91773-2580
            o     San Leandro, 3199 Alvarado St., San Leandro, CA 94577-5790
            o     Sacramento, 4741 Watt Ave., North Highlands, CA 95660-5515
            o     La Puente, 17520 E. Castelton St., City of Industry, CA
                  91744-1701



                                 Exhibit 14

                         List of Title Endorsements

1.    Removal of "Gap" Exception

2. Removal of all pre-printed exceptions (e.g., mechanics liens, parties in possession, survey, etc.). Client should approve cost of premium for survey coverage

3. Comprehensive Endorsement (ALTA 9 or equivalent) restrictions, encroachments, etc.

4. Contiguity Endorsement (if applicable) if legal is comprised of more than one parcel

5.    Public Street Access Endorsement

6.    Separate Tax Lot Endorsement

7.    Access

8. Affirmative Coverage (as to encroachments of Levitz' improvements into setback or adjacent properties)



                             TABLE OF CONTENTS


                                                                      PAGE


1.    DEFINITIONS........................................................1

2.    SALE AND PURCHASE..................................................5

3.    PURCHASE PRICE.....................................................5

4.    ADJUSTMENTS AND PRORATIONS.........................................6

5.    TITLE.............................................................13

6.    HAZARDOUS SUBSTANCES..............................................13

7.    COVENANTS, REPRESENTATIONS AND WARRANTIES OF SELLER...............13

8.    COVENANTS, REPRESENTATIONS AND WARRANTIES OF PURCHASER............19

9.    THE CLOSING.......................................................20

10.   ACCESS BY PURCHASER...............................................22

11.   CONDITIONS PRECEDENT TO CLOSING...................................22

12.   ASSIGNMENT. ......................................................23

13.   INSURANCE AND RISK OF LOSS........................................23

14.   DEFAULT...........................................................24

15.   BANKRUPTCY COURT APPROVALS/BREAK UP FEE/PAYMENT OF
      COSTS/OVERBID PROCEDURES..........................................25

16.   BROKERS...........................................................27

17.   NOTICES...........................................................27

18.   ENTIRE AGREEMENT..................................................28

19.   SURVIVAL..........................................................28

20.   TITLES AND HEADINGS...............................................28

21.   ATTACHMENTS.......................................................29

22.   FURTHER ASSURANCES................................................29

23.   BINDING EFFECT....................................................29

24.   RULES OF CONSTRUCTION.............................................29

25.   TIME OF THE ESSENCE...............................................29

26.   POST-CLOSING INSPECTION...........................................29

27.   COUNTERPARTS......................................................29

28.   JOINT AND SEVERAL LIABILITY.......................................29

29.   NO WAIVER.........................................................30

30.   LIMITATION ON SELLER'S DEBT.......................................30

31.   WITHDRAWAL OF FOUR PROPERTIES.....................................31

32.   ACQUISITION OF SCHOTTENSTEIN PROPERTY.............................31



                              CONTRACT OF SALE


                               by and between


                        LEVITZ FURNITURE CORPORATION
                    AND THE VARIOUS SUBSIDIARIES SET FORTH ON
                        EXHIBIT "1" ATTACHED HERETO
                          (collectively, "Seller")

                                    and



                              KLAFF REALTY, LP
               LUBERT-ADLER CAPITAL REAL ESTATE FUND II, L.P.
               LUBERT-ADLER REAL ESTATE FUND II, L.P. AND LUBERT-
                        ADLER PARALLEL FUND II, L.P.
                        (collectively, "Purchaser")



                        Dated: As of April 20, 1999